EXHIBIT 10(ak)
                                                                  --------------

Confidential Treatment Requested as to certain information contained in this Exhibit and filed separately with the Securities and Exchange Commission.

                          Project Management Agreement
                                       for
                        Utilities & Infrastructure Supply
                         for Spire Cell and Module Line

                                 August 26, 2009

  1.    The Parties:

        Spire Corporation (the "Seller"), a business incorporated in the Commonwealth of Massachusetts, with its principal place of business at One Patriots Park, Bedford, Massachusetts, 01730-2396, U.S.A.;

        Uni-CHEM Co., Ltd. (the "Buyer"), a business established in Republic of Korea, with its principle place of business at 7 Floor, SAMWOO Building, 50-12 Bangpo-Dong, Seocho-Gu, Seoul, Korea

  2.    Terms of Agreement:

        Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the Services described in Article 3 below.

  3.    Description and Price:

        a.  DESCRIPTION

            Seller will be responsible for providing the civil, architectural, utilities, and infrastructure aspects of the building structure selected for the Solar Photovoltaics Cell and Module Lines provided by Seller to Buyer under separate Purchase and Sale Agreements. In this role, Seller will provide utility equipment design and project management guidance to Buyer and Buyer's contractors for the purpose of modifying and preparing a facility to house Buyer's subject Cell and Module Line, with all appropriate capabilities for operation. Seller's scope of services specifically excludes any and all direct construction execution activities, other than that related to the installation of the applicable utility equipment. Seller will provide following activities:

            i. PREPARE PROJECT PLAN, Matters to be included in the project plan are scope of responsibilities, deliverables, participants, timeline, key checkpoints, and budget-related information;

            ii. EVALUATION PROCESS. Seller will support Buyer in its evaluation process for the selection of appropriate contractors;

            iii. CONTRACTS. Seller shall, based upon Buyer's agreement, enter into contracts with the applicable civil/architectural contractors for the facility modification. Such contractors shall provide all appropriate guarantees through Seller; any recourse that Buyer may have shall be limited to that provided to Seller by the contractors.

            iv. COORDINATION. Seller will be responsible for coordinating all the parties involved such as:

            a)  Architect- Engineering firm
            b)  Contractors
            c)  Consultants

            v. FACILITY INFRASTRUCTURE. Seller shall review and coordinate all facility-related specifications, prepare bid packages, and provide the applicable utility equipment to Buyer for contractor selection. The facility infrastructure shall include the following:

            GENERAL BUILDING SYSTEMS
            The general building systems comprise:
                ***

            PROCESS CRITICAL SYSTEMS
            The process critical systems comprise:
                ***


            The services that Seller shall carry out for the general building systems and process critical systems are:
                ***


            vi. CONTRACTOR MANAGEMENT. Seller shall:











*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                  a.    Provide recommendations on local contractors; and
                  b. Together with Buyer, Seller will choose and sign contracts with various suppliers/ agencies for project management consulting regarding utilities and infrastructure; and
                  c. Coordinate and follow up on any necessary and applicable obligations that pertain to Seller's responsibilities that yet remain.

            vii. FACILITY MODIFICATION. Building will be provided for leasing by Seller. Building modification and preparation shall be a regional activity involving local labor and local contractors.

            viii. APPROVALS AND PERMITS. All regulatory approvals, building permits, and other required appropriate formal documentation shall be obtained by Buyer.

            ix. INSTALLATIONS. Seller shall oversee all facility equipment installation and acceptance. In addition, Seller shall also oversee all process equipment hookups. Seller shall provide on-site supervisory services during all above activities.

        b.  PRICE:

            The price for the services discussed herein, including technical documents, technical services, and training in their operation and maintenance, as set forth above, is a total of U.S. Dollars $11,500,000.00 (Eleven Million Five Hundred Thousand US Dollars).

            Such payment shall be due within ten (10) business days of Buyer's receipt of Seller's invoice for these services.

            Item           Description                              Quantity
            --------------------------------------------------------------------
            1              Infrastructure and Utilities             1
            --------------------------------------------------------------------
                                                                    $11,500,000

  4.    Indemnity:

        Buyer shall indemnify, defend, protect and hold harmless Seller from any action, suit, complaint, allegation and controversy of whatever kind which originates in Buyer's operation of the installed Products and the sale or use of any products that was manufactured using the Products, provided that Buyer failed to follow all or some portion of the instructions for use provided by Seller, and provided also that no portion of the cause has its origin in any act of gross negligence on the part of Seller.

  5.    Confidentiality:

        Certain matters regarding this relationship embodied by this Agreement may be considered confidential or sensitive to one or the other Party to this Agreement. The Parties agree that all such matters, once identified, will be treated in accordance with the

        Confidential Disclosure Agreement attached hereto as Attachment F. This Agreement does not confer any right of ownership to any technical data disclosed to Buyer for Process Technology development purposes, and Buyer shall not release any technical data to any third party without the written approval of Seller.

  6.    No License:

        This Agreement does not convey any license to Buyer to use Seller's name or any form of its corporate identification in any jurisdiction. Buyer is allowed a limited non-exclusive license to use certain technical data for the purpose of developing process technology.

  7.    General Provisions:

        a. No Waiver - Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, or any waiver of the same provision in any other instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

        b. Notice - Any notice required or permitted under this Agreement shall be given in writing to the Parties at their respective addresses as specified above, or at such other address for a Party as that Party may specify by notice (i) by delivery in hand or, (ii) registered or certified mail, return receipt requested, or courier or some other form of expedited delivery service that provides for delivery to the sender of a signed receipt. Notice so sent shall be effective upon receipt unless otherwise specified herein or in the notice.

        c. Arbitration of Disputes - All disputes arising out of or in connection with this Agreement that cannot be readily or amicably solved by the Parties shall be finally settled pursuant to the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules. The place of arbitration shall be the city of New York USA and the arbitration shall be conducted in the English language.

        d. Force Majeure - Neither Party to this Agreement shall be responsible to the other Party for delays or errors in its performance or other breach under this Agreement occurring solely by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, major mechanical breakdown, labor disputes, flood or catastrophe, acts of God, insurrection, war, riots, severe weather, delays of suppliers, or failure of transportation, communication or power supply.

        e. Miscellaneous - This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both Parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one in the same instrument;
            (ii) shall be governed by and construed under the laws of The Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly in The Commonwealth, without application to the principle of conflict of laws; (iii) except and to the extent expressly provided for in Article 11, this Agreement constitutes the entire agreement between the Parties with respect to its subject matter, superseding all prior oral and written (except as previously noted) written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the Parties in such respect; (iv) may be amended, modified, and any right under this Agreement may be waived in whole or in part, only by a writing signed by both Parties; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (vi) shall bind and inure to the benefit of the Parties and their respective legal representatives, successors and assigns, including, without limitation, to a Parties corporate parents or affiliates, provides that no Party may delegate any of its obligations under this Agreement or assign this Agreement except to a related entity or successor by sale or merger, without prior written consent of the other party. This Agreement is in the English language only which language shall be controlling in all aspects.

        f. In the event either Party is in default for sixty (60) days in any obligation hereunder, and the other Party has given written notice specifying the claimed particulars of such default, which shall continue for a period of thirty (30) days after the date of such notice, the party giving notice may thereupon terminate this Agreement forthwith by giving the other Party ten (10) days written notice of termination. Buyer shall nevertheless be obligated to pay Seller all payments due pursuant to Seller's costs to date.

  8.    United States Export Regulations:

        Seller is subject to the Export Regulations of the United States Department of Commerce and other regulatory agencies that regulate the export from the United States of certain technical data and information. Because of these regulations, the Parties to this Agreement recognize that Seller can furnish such technical data to Buyer only on the condition that Buyer not re-export the technical data and/or information to any country to which Seller may not, without a validated export license, export such data directly. Buyer acknowledges that Buyer is knowledgeable of such Export Regulations and agrees not to violate them or take any action or fail to take such action that would allow technical data and/or information or any product based upon them to be shipped either directly or indirectly to any country not permitted by said regulations unless prior written authorization is obtained from the relevant agencies having jurisdiction over such shipment either directly or through Seller.

  9.    Compliance with Laws Generally:

        Both Parties agree that they will diligently comply with all relevant laws, statutes, orders and administrative regulations of all relevant jurisdictions, at all relevant times. Each Party additionally agrees to indemnify and hold the other Party harmless from any governmental action at law that results from the willful or negligent failure of the indemnifying Party to comply with any relevant law, statute, order or administrative regulation. The Parties hereby certify that they are, to the best of their knowledge, compliant with all such laws, statutes, orders, and administrative regulations.

  10.   Assignment:

        This Agreement shall not be assignable by either party hereto without the express prior written consent of the other party, except that it may be assigned without such consent to the successors to and assigns of substantially the entire assets and business of such party. No assignment hereof shall be valid without the assumption in writing by such successors or assigns of all obligations under this Agreement. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and inure to the benefit of the assignee.


IN WITNESS WHEREOF, the Parties hereto have set their respective hands and seals signifying their concurrence with, and endorsement of, the foregoing in a number of counterpart copies, each of which shall be deemed to be an original for all purposes and effective upon the date first written above.


Spire Corporation                         Uni-CHEM Co., Ltd.

By:     /s/ Roger G. Little               By:  /s/ Hochan Lee
        ---------------------------            ---------------------------

Name:   Roger G. Little                   Name:   Hochan Lee

Title:  CEO                               Title:  Chairman

Date:   8/26/09                           Date:   Aug. 26, 2009